Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai	Carol Harrison
Treasurer & Executive Director, Investor Relations	Fleishman-Hillard
(650) 384-8560	(212) 453-2442

CV THERAPEUTICS INITIATES APPROVAL-ENABLING TRIAL OF RANEXA™

PALO ALTO, Calif., August 2, 2004 — CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that it has initiated an approval-enabling study of Ranexa, which, if successful, could support approval of Ranexa for the treatment of chronic angina in a restricted patient population. The study is being conducted under the U.S. Food and Drug Administration’s (FDA) special protocol assessment (SPA) process, as announced on June 2, 2004.

“We are very excited to have initiated this approval-enabling study. In addition to the SPA agreement we have in place for this study, we also have a second SPA in place for the MERLIN trial, which could support potential approval of Ranexa as first-line therapy in chronic angina, and could also result in approval for treatment of acute coronary syndromes (ACS) and for long-term prevention of ACS,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics, Inc.

If approved, Ranexa would represent the first new class of anti-anginal therapy in the United States in more than 25 years. Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. It affects approximately 6.8 million people in the United States.

Study Design

This approval-enabling study is a multi-national, double-blind, randomized, placebo-controlled, parallel group study to evaluate the effectiveness of Ranexa (1000 mg twice daily) in approximately 500 patients with chronic angina who remain symptomatic despite daily treatment with the maximum labeled dose of amlodipine (10 mg daily), a calcium channel blocker approved for the treatment of chronic angina. Eligible patients will be randomized to receive Ranexa 1000 mg or placebo twice daily, in addition to a daily dose of 10 mg of amlodipine, during a six week assessment period.

The primary efficacy endpoint of the study is angina frequency. Based on the reduction in angina frequency observed in the Phase III CARISA study, this approval-enabling study is calculated to be 95 percent powered to detect a statistically significant reduction in angina frequency due to Ranexa. In CARISA, Ranexa (1000 mg) reduced the frequency of angina by an average of 1.2 attacks per week, compared to placebo (p<0.001).

Other objectives of this approval-enabling study are to gather additional data on the safety and tolerability of Ranexa and to learn more about the effect of Ranexa on nitroglycerin consumption during angina attacks and quality of life.

Prior to entering the study, patients are required to have had at least two weeks of treatment with amlodipine 10 mg daily, with the discontinuation of other anti-anginal therapy for at least five days. Eligible patients must have documented evidence of coronary artery disease or prior myocardial infarction, in addition to a diagnosis of chronic angina.

In two previous Phase III studies of Ranexa (CARISA and MARISA), the most common adverse effects seen with Ranexa included dizziness, constipation, nausea, asthenia (weakness), headaches and dyspepsia (indigestion). In these studies, adverse event frequency increased as dose increased, and small but statistically significant mean increases in QTc, an electrocardiographic measurement, were observed compared to placebo. Clinical trials with Ranexa have demonstrated evidence that Ranexa exerts its anti-anginal activity without depending on reductions in heart rate and blood pressure.

The SPA process creates a binding written agreement between the sponsoring company and the FDA concerning clinical trial design, clinical endpoints, study conduct, data analysis and other clinical trial issues. It is intended to provide assurance that if pre-specified trial results are achieved, they may serve as the primary basis for an efficacy claim in support of a new drug application (NDA). In general, these assessments are considered binding on the FDA as well as the sponsor unless public health concerns unrecognized at the time the SPA is entered into become evident or other new scientific concerns regarding product safety or efficacy arise.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four compounds in clinical development. CV Therapeutics has received an approvable letter from the FDA relating to its NDA for Ranexa for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Medicines Agency. Regadenoson, a selective A2A-adenosine receptor agonist, is being developed for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson, an A1-adenosine receptor agonist, is being developed for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™, an A1-adenosine receptor antagonist for the potential treatment of heart failure, is being developed by Biogen Idec Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

CV Therapeutics is a development-stage company. None of the Company’s products have been approved for marketing by the FDA or any foreign regulatory authorities. Any products of the Company discussed here are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, regulatory review, and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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